Exhibit 99.1
For further information contact:
David Carey
Lazar Partners Ltd.
212-867-1768
dcarey@lazarpartners.com
Electro-Optical Sciences Announces $11.5 Million Private Placement
IRVINGTON, New York – August 1, 2007 – Electro-Optical Sciences, Inc. (“EOS”) [NASDAQ CM: MELA], a medical device company focused on the design and development of MelaFind®, a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma, today announced that it has signed definitive documents with institutional and accredited investors to close a private placement of approximately $11.5 million comprised of 2,000,178 shares of common stock at $5.75 and 500,041common stock warrants that are exercisable at $8.00 for 54 months beginning six months after the closing.
Cowen and Company, LLC acted as the lead placement agent for the transaction and ThinkEquity Partners acted as a co-placement agent.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. There shall not be any sale of these securities in any jurisdiction in which such offering would be unlawful.
Pursuant to an agreement with the investors, the Company is required to file a registration statement with the U.S. Securities and Exchange Commission covering the resale of the shares of common stock to be issued to the investors as well as the shares of common stock issuable upon exercise of the warrants, subject to certain terms and conditions.
The securities offered in the private placement were not registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act and applicable state securities laws.

EOS is a medical device company focused on designing and developing a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma. MelaFind®, EOS’ flagship product, features a hand-held imaging device that emits light of multiple wavelengths to capture images of suspicious pigmented skin lesions and extract data. Using sophisticated algorithms, the data are then analyzed against a proprietary database of melanomas and benign lesions in order to provide information to the physician and produce a recommendation of whether the lesion should be biopsied.
Melanoma is the deadliest of skin cancers, responsible for approximately 80% of all skin cancer deaths. Unless melanoma is detected early and excised with proper margins, the patient survival rate is poor, as there is currently no cure for advanced stage melanoma.
For more information on EOS, visit www.eosciences.com.
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.
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